Exhibit (h)(2)(xvi)

SUB-ADMINISTRATIVE SERVICES AGREEMENT

THIS AGREEMENT is made as of the 27th day of July, 2009 by and between ASG DIVERSIFYING STRATEGIES CAYMAN FUND LTD., an exempted company organized under the laws of the Cayman Islands (the “Fund”), NATIXIS ASSET MANAGEMENT ADVISORS, L.P., a Delaware limited partnership (the “Administrator”) and STATE STREET CAYMAN TRUST COMPANY, LTD., a trust company duly organized under the laws of the Cayman Islands (the “Sub-Administrator”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Administrative Services Agreement, dated as of July 27, 2009 the Fund has engaged the Administrator to provide the Fund with transfer agency and administrative services and personnel necessary to operate the Fund.

WHEREAS, the Fund and the Administrator desire to retain the Sub-Administrator to perform certain accounting, registrar, transfer agency and administrative services and the Sub-Administrator is willing to perform such services upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto do hereby agree as follows:

Section 1. APPOINTMENT AS SUB-ADMINISTRATOR.

The Fund and the Administrator hereby appoint the Sub-Administrator to act as administrator, registrar, transfer agent and accounting agent for the Fund and the Sub-Administrator hereby accepts such appointment, in each case upon the terms and conditions set forth below and subject to the control, supervision and direction of the Board of Directors of the Fund (the “Board of Directors”).

Section 2. DELIVERY OF DOCUMENTS.

The Fund or the Administrator shall promptly deliver to the Sub-Administrator certified copies of all documents relating to the Fund, including but not limited to each of the following documents and all future amendments and supplements thereto, if any:

(a)	The charter document and Memorandum and Articles of Association of the Fund (as the same may be amended, supplemented or otherwise modified from time to time, the “Charter Documents”);

(b)	The prospectus of the ASG Diversifying Strategies Fund (as the same may be amended, supplemented or otherwise modified from time to time and together with the Charter Documents, the “Constitutive Documents”);

(c)	The resolutions of the Board of Directors authorizing (i) the Fund to enter into this Agreement and (ii) certain individuals on behalf of the Fund to give instructions to the Sub-Administrator pursuant to this Agreement;

(d)	A copy of the investment management agreement between the investment manager of the Fund (the “Investment Manager”) and the Fund; and

(e)	Such other certificates, documents and information as the Sub-Administrator may, in its reasonable discretion, deem necessary or desirable in connection with the performance of its duties hereunder.

Section 3. ACCOUNTING SERVICES.

The Sub-Administrator shall maintain the books of account of the Fund and shall perform the following duties in the same manner prescribed by the Charter Documents or as otherwise directed by the Fund and further in accordance with such written procedures as may be adopted by the Board of Directors from time to time:

(a)	Record general ledger entries;

(b)	Calculate daily net income;

(c)	Reconcile activity to the trial balance;

(d)	Calculate and publish daily net asset value (as more fully described below);

(e)	Prepare account balances;

(f)	Prepare quarterly, semi-annual and annual financial statements; and

The net asset value of the Fund shall be calculated as follows or as otherwise may be directed by the Fund:

The per share net asset value of a class of the Fund’s shares shall be computed by dividing the number of shares outstanding into the total net asset value of the Fund. The net asset value of each share of the Fund shall be calculated at the close of regular trading (normally 4:00 p.m. Eastern time) on each day that the NYSE is open for trading. The Fund will not price its shares on the following holidays: New Year’s Day, Martin Luther King Day, Presidents’ Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

The Fund shall provide timely prior notice to the Sub-Administrator of any modification in the manner in which such calculations are to be performed. For purposes of calculating the net asset value of the Fund, the Sub-Administrator shall value the Fund’s portfolio securities utilizing prices obtained from sources designated by the Fund on a Price Source Authorization substantially in the form attached hereto as Exhibit B, as the same may be amended by the Fund and the Sub-Administrator from time to time, or otherwise designated by means of Proper Instructions (as such term is defined in Section 9 below) (collectively, the “Authorized Price Sources”). The Sub-Administrator shall not be responsible for any revisions to the methods of calculation prescribed by the Charter Documents or adopted by the Board of Directors unless and until such revisions are communicated in writing to the Sub-Administrator.

Notwithstanding anything herein to the contrary, other than making information available to the Fund’s or the Shareholders’ (as defined below) accountants (which costs shall be borne by the Fund or the Shareholders, as applicable), the Sub-Administrator is not responsible for preparing or filing any tax reports or returns on behalf of the Shareholders or the Fund. In addition, the Fund and the Administrator agree that the Sub-Administrator shall have no obligation to perform PFIC reporting under U.S. tax law.

Section 4. REGISTRAR AND TRANSFER AGENCY SERVICES.

The Sub-Administrator shall act as registrar and transfer agent for the shares (each a “Share” and collectively, the “Shares”) of each class of share capital of the Fund as may be authorized and issued from time to time, as dividend disbursing agent, and as relevant agent in connection with accumulation, open account or similar plans, including, without limitation, any periodic investment plan or periodic withdrawal program, in each case in accordance with the provisions of the Charter Documents and further in accordance with such written procedures as may be adopted by the Board of Directors from time to time. Subject to the Charter Documents and the direction of the Board of Directors as aforesaid, the Sub-Administrator shall in such capacity:

(a)	Receive and process orders for the purchase of Shares authorized pursuant to the Charter Documents of the Fund and promptly deliver appropriate data (including payment instructions) in respect of accepted orders to the Fund or its agent;

(b)	Pursuant to purchase orders accepted by the Fund, establish accounts for the shareholders of the Fund (individually, a “Shareholder” and collectively, the “Shareholders”), issue the appropriate number of Shares and hold such Shares in the appropriate accounts;

(c)	Receive and process redemption requests and redemption directions and deliver appropriate data in respect thereof to the Fund or its agent;

(d)	In respect to the transactions in items (a), (b) and (c) above, the Sub-Administrator shall be authorized to execute such transactions directly with the entity acting as distributor of the Fund from time to time (the “Distributor”) or with any sub-distributor or broker dealer which has entered into a written selling agreement with the Distributor and which shall thereby be deemed to be acting on behalf of the Fund;

(e)	Wire or cause to be wired to redeeming Shareholders, pursuant to the standing instructions of such Shareholders contained in such Shareholders’ subscription agreements with the Fund, redemption monies made available by the Fund or its agent;

(f)	Prepare and transmit payments for dividends and distributions declared by the Fund pursuant to the standing instructions contained in the Shareholders’ subscription agreements with the Fund;

(g)	Subject to the Charter Documents of the Fund, effect transfers of Shares by the registered owners thereof upon receipt of appropriate documentation in respect thereof;

(h)	Maintain records of account and advise the Fund and the Shareholders as to the foregoing; and

(i)	Maintain a register of shareholders of the Fund (the “Register of Shareholders”) in accordance with applicable law and the Charter Documents of the Fund; record the issuance and redemption of Shares and maintain a record of the total number of Shares of the Fund which are authorized (based upon data provided to it by the Fund) and issued and outstanding. The Sub-Administrator shall also provide the Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding. The Sub-Administrator shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

In addition to and neither in lieu nor in contravention of the services set forth in the preceding paragraph, the Sub-Administrator shall: perform the customary services of a transfer agent, dividend disbursing agent, and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, mailing Shareholder reports to current Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information.

The Sub-Administrator shall provide such additional transfer agency services on behalf of the Fund as may be agreed upon in writing by the Fund and the Sub-Administrator from time to time.

Section 5. GENERAL ADMINISTRATIVE SERVICES.

The Sub-Administrator shall provide the following general administrative services in accordance with such procedures as may be established by the Fund and the Sub-Administrator from time to time:

(a)	prepare and maintain the books and records of the Fund in accordance with the Charter Documents and applicable law;

(b)	deal with and answer all correspondence from or on behalf of the Shareholders relating to the functions of the Sub-Administrator under this Agreement and respond to, or refer to the Board of Directors, all other Shareholder inquiries relating to the Fund;

(c)	prepare for review and approval by the Board of Directors financial information for the Fund’s quarterly financial statements, semi-annual and annual reports, proxy statements and other communications required or otherwise to be sent to the Shareholders, and arrange for the printing and dissemination of such reports and communications to Shareholders;

(d)	maintain mailing lists and dispatch all notices of meetings, reports, financial statements and other written materials to all persons entitled to receive the same under the Charter Documents as the Fund may require;

(e)	prepare the Fund’s expense budget and submit for approval by the Administrator of the Fund and arrange for payment of the Fund’s expenses;

(f)	provide such periodic testing of portfolios as may be mutually agreed upon in writing by the Fund and the Sub-Administrator from time to time to assist the Investment Manager in complying with the investment limitations contained in the Constitutive Documents and such other investment restrictions to which the Fund may be subject from time to time;

(g)	prepare for review and approval by the Board of Directors of the Fund such reports and filings as may be required by any stock exchange upon which Shares of the Fund are listed or any governmental or regulatory authority with jurisdiction over the Fund, in each case as may be mutually agreed upon in writing by the Fund and the Sub-Administrator from time to time, and arrange for the filing of the same with the appropriate exchange or authority;

(h)	maintain the Fund’s general corporate calendar;

(i)	organize, attend and prepare minutes of Shareholder meetings; and

(j)	act as may be required by the Fund from time to time as proxy agent in connection with the holding of meetings of Shareholders, receive and tabulate votes cast by proxy and communicate to the Fund the results of such tabulation accompanied by appropriate certificates.

The Sub-Administrator shall provide such additional administrative services to the Fund as may be agreed upon in writing by the Fund and the Sub-Administrator from time to time.

Section 6. BANKING ACCOUNTS.

The Sub-Administrator may open and maintain a separate bank account or accounts in the name of the Fund, subject only to draft or order by the Sub-Administrator acting pursuant to the terms of this Agreement, and shall hold in such account or accounts, subject to the provisions hereof, all cash received by it from or for the account of the Fund. Monies held by the Sub-Administrator for the Fund may be deposited by it to its credit as Sub-Administrator in the banking department of the Sub-Administrator or its affiliates or in such other banks or trust companies as it may in its discretion deem necessary or desirable; provided, however, that each such bank or trust company and the funds to be deposited with each such bank or trust company shall be approved by the Fund. Such funds shall be deposited by the Sub-Administrator in its capacity as Sub-Administrator and shall be withdrawable by the Sub-Administrator only in that capacity.

Section 7. RECORDS.

The Sub-Administrator shall create and maintain all records relating to the services provided hereunder in a manner which shall meet the obligations of the Fund under the Charter Documents and applicable law. All such records shall be the property of the Fund and shall at all times during the regular business hours of the Sub-Administrator be open for inspection by duly authorized officers, employees or agents of the Fund and employees and agents of the regulatory agencies having jurisdiction over the Fund. The Sub-Administrator shall preserve the records required to be maintained hereunder for the period required by law unless such records are earlier surrendered in connection with the termination of this Agreement or otherwise upon written request.

Section 8. APPOINTMENT OF AGENTS.

The Sub-Administrator may at its own expense employ agents in the performance of its duties and the exercise of its rights under this Agreement, provided that the employment of such agents shall not reduce the Sub-Administrator’s obligations or liabilities hereunder. The Fund acknowledges that certain duties of the Sub-Administrator will be performed in Toronto, Canada by certain affiliates and agents of the Sub-Administrator and that, to facilitate the performance of such duties in Toronto, Canada, or such other relevant locations, by affiliates or agents of the Sub-Administrator, information concerning the Fund and concerning the Shareholders, including, but not limited to, personal information concerning individuals, may be disclosed to such affiliates or agents and collected, used and disclosed by such affiliates or agents.

Section 9. INSTRUCTIONS AND ADVICE.

The term “Proper Instructions” shall mean instructions received by the Sub-Administrator from the Fund or the Investment Manager or any person duly authorized by them. Such instructions may be in writing signed by the authorized person or may be in a tested communication or in a communication utilizing access codes effected between electro-mechanical or electronic devices or may be by such other means as may be agreed upon from time to time by the Sub-Administrator and the party giving such instructions (including, without limitation, oral instructions). All oral instructions shall be promptly confirmed in writing. The Fund and the Investment Manager shall each cause its duly authorized representative to certify to the Sub-Administrator in writing the names and specimen signatures of persons authorized to give Proper Instructions. The Sub-Administrator shall be entitled to rely upon the identity and authority of such persons until it receives written notice from the Fund or the Investment Manager, as the case may be, to the contrary. The Sub-Administrator may rely upon any Proper Instruction reasonably believed by it to be genuine and to have been properly issued by or on behalf of the Fund or the Investment Manager, as the case may be. The Fund shall give timely Proper Instructions to the Sub-Administrator in regard to matters affecting its duties under this Agreement.

At any time, the Sub-Administrator may apply to any officer of the Fund for instructions and may consult with its own legal counsel or outside counsel for the Fund or the independent accountants for the Fund at the expense of the Fund, with respect to any matter arising in connection with the services to be performed by the Sub-Administrator under this Agreement. The Sub-Administrator shall not be liable, and shall be indemnified by the Administrator and the Fund, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons. The Sub-Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Fund. Nothing in this paragraph shall be construed as imposing upon the Sub-Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

Section 10. PROVISION OF INFORMATION.

The Fund shall provide, or shall cause a third party to provide, certain data to the Sub-Administrator as a condition to the Sub-Administrator’s obligations under Section 3 above. The data required to be provided pursuant to this Section is set forth on Schedule A hereto, which schedule may be separately amended or supplemented by the Fund and the Sub-Administrator from time to time.

The Sub-Administrator is authorized and instructed to rely upon the information it receives from the Fund or any third party authorized by the Fund (a “Third Party Agent”) to provide such information to the Sub-Administrator. The Sub-Administrator shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any information supplied to it by the Fund or any Third Party Agent.

Section 11. COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS.

The Fund assumes full responsibility for complying with all securities, tax, commodities, privacy and other laws, rules and regulations applicable to it.

Section 12. STANDARD OF CARE; LIMITATION ON LIABILITY.

The Sub-Administrator shall at all times exercise reasonable care and diligence and act in good faith in the performance of its duties hereunder, provided, however, that the Sub-Administrator shall assume no responsibility and shall be without liability for any loss, liability, claim or expense suffered or incurred by the Fund or the Administrator unless caused by its own fraud, gross negligence, willful default, or willful misconduct or that of its agents or employees. The Sub-Administrator shall be responsible for the performance of only such duties as are set forth in this Agreement and, except as otherwise provided under Section 8, shall have no responsibility for the actions or activities of any other party, including other service providers to the Fund.

Without in any way limiting the generality of the foregoing, the Sub-Administrator shall in no event be liable for any loss or damage arising from causes beyond its reasonable control, including, without limitation, delay or cessation of services hereunder or any damages to the Fund or the Administrator resulting therefrom as a result of any work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action, communications disruption or other impossibility of performance. The Sub-Administrator shall not be liable for any special, indirect, incidental, or consequential damages of any kind whatsoever (including, without limitation, attorneys’ fees) in any way due to the Fund’s or the Administrator’s use of the services provided hereunder or the performance of or failure to perform the Sub-Administrator’s obligations under this Agreement.

The Fund, the Administrator and any Third Party Agents or Authorized Price Sources from which the Sub-Administrator shall receive or obtain certain records, reports and other data included in the services provided hereunder are solely responsible for the contents of such information, including, without limitation, the accuracy thereof. The Sub-Administrator shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any such information and shall be without liability for any loss or damage suffered by the Fund or the Administrator as a result of the Sub-Administrator’s reasonable reliance on and utilization of such information, except as otherwise required by the terms of the Price Source Authorization form attached hereto as Exhibit B with respect to the use of data obtained from Authorized Price Sources. The Sub-Administrator shall have no responsibility and shall be without liability for any loss or damage caused by the failure of the Fund or any Third Party Agent to provide it with the information required by Section 10 hereof.

The Sub-Administrator shall have no liability and shall be kept indemnified by the Fund and the Administrator against any loss, liability, claim or expense resulting from the offer or sale of Shares in violation of any requirement under any applicable securities laws or regulations including, but not limited to, the laws of the United States.

Except as otherwise expressly agreed to in writing by the Sub-Administrator, the Sub-Administrator shall have no obligation to review, monitor or otherwise ensure compliance by the Fund with the investment policies, restrictions or guidelines applicable to it or any other term or condition of the Constitutive Documents.

Section 13. INDEMNIFICATION.

Each of the Fund and the Administrator hereby agrees to indemnify and hold harmless the Sub-Administrator from and against any loss, liability, claim or expense (including reasonable attorney’s fees and disbursements) suffered or incurred by the Sub-Administrator in connection with the performance of its duties hereunder, including, without limitation, any liability or expense suffered or incurred as a result of the acts or omissions of the Fund, the Administrator or any Third Party Agent or Authorized Price Source whose data or services, including records, reports and other information, the Sub-Administrator must rely upon in performing its duties hereunder or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Fund or the Administrator; provided, however, that such indemnity shall not apply to any liability or expense occasioned by or resulting from the fraud, willful default, gross negligence or willful misconduct of the Sub-Administrator in the performance of its duties hereunder.

The Fund and the Administrator each will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any liability subject to the indemnification provided above. In the event the Fund or the Administrator elects to assume the defense of any such suit and retain counsel, the Sub-Administrator or any of its affiliated persons, named as defendant or defendants in the suit, may retain additional counsel but shall bear the fees and expenses of such counsel unless (i) the Fund or the Administrator shall have specifically authorized the retaining of such counsel or (ii) the Sub-Administrator shall have determined in good faith that the retention of such counsel is required as a result of a conflict of interest.

Section 14. REPRESENTATION AND WARRANTIES OF THE SUB-ADMINISTRATOR.

The Sub-Administrator represents and warrants to the Fund that:

(a)	It is a Cayman Islands trust company, duly organized, existing and in good standing under the laws of the Cayman Islands;

(b)	It has the corporate power and authority to carry on its business in the Cayman Islands;

(c)	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

(d)	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Sub-Administrator or any law or regulation applicable to it;

(e)	It is in compliance with all applicable laws, including, but not limited to, all securities, tax and commodities laws and all laws that regulate the collection, used and disclosure of information; and

(f)	It has obtained, for all applicable privacy law purposes, all necessary consents in order for a Shareholder’s information to be processed and collected by service providers or their agents, whether or not the service providers or their agents are located in the same jurisdiction as the Fund.

Section 15. REPRESENTATIONS AND WARRANTIES OF THE FUND AND THE ADMINISTRATOR.

Each of the Fund and the Administrator represents and warrants to the Sub-Administrator that:

(a)	The Fund is an exempted company, duly organized and existing and in good standing under the laws of the Cayman Islands

(b)	The Administrator is a limited partnership, duly organized and existing and in good standing under the laws of Delaware;

(c)	The Fund and the Administrator have the corporate power and authority under applicable laws and their respective organizational documents to enter into and perform this Agreement;

(d)	All requisite proceedings have been taken to authorize the Fund and the Administrator to enter into and perform this Agreement;

(e)	The Fund’s and the Administrator’s entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Fund or of the Administrator or any law or regulation applicable to the Fund or the Administrator; and

(e)	As of the close of business on the date of this Agreement, the Fund is authorized to issue Shares, and it will initially offer such Shares, in the amounts authorized by the Constitutive Documents.

Section 16. REMOTE ACCESS SERVICES ADDENDUM

The Remote Access Services Addendum to this Agreement shall be incorporated by reference into this Agreement. The Fund and the Administrator acknowledge that the data and information they will be accessing from the Sub-Administrator is unaudited and may not be accurate due to inaccurate pricing of securities, delays of a day or more in updating the account and other causes for which the Sub-Administrator will not be liable to the Fund or the Administrator.

If the transactions available to the Fund or the Administrator include the ability to originate electronic instructions to the Sub-Administrator in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information (such transactions constituting a “COEFI”), then in such event the Sub-Administrator shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Sub-Administrator from time to time.

Section 17. SUCCESSOR AGENT.

If a successor Sub-Administrator shall be appointed by the Fund or the Administrator, then the Fund or the Administrator shall deliver to the Sub-Administrator a written order designating the successor agent and the Sub-Administrator shall upon termination of this Agreement deliver to such successor agent at the office of the Sub-Administrator all books and records of account of the Fund maintained by the Sub-Administrator hereunder. In the event this Agreement is terminated by either party without the appointment of a successor agent, the Sub-Administrator shall, upon receipt of Proper Instructions, deliver such properties in accordance with such instructions.

In the event that no written order designating a successor agent or Proper Instructions shall have been delivered to the Sub-Administrator on or before the effective date of such termination, then the Sub-Administrator shall have the right to deliver to the offices of the Fund all property of the Fund held by the Sub-Administrator hereunder.

Section 18. TERM OF AGREEMENT.

This Agreement shall be effective from the date first stated above and shall remain in full force and effect until terminated as hereinafter provided. Either party may, in its discretion, terminate this Agreement for any reason by giving the other party at least sixty (60) days prior written notice of termination. Notwithstanding anything contained herein to the contrary, this Agreement may be terminated immediately and without prior notice by the Sub-Administrator following notice of resignation by the Investment Manager or the Administrator.

Section 19. FEES AND EXPENSES.

The Fund agrees to pay the Sub-Administrator such reasonable compensation for its services and expenses as may be agreed upon from time to time in a written fee schedule approved by the Fund and the Sub-Administrator. The fees shall be accrued daily and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement. In addition, the Fund shall reimburse the Sub-Administrator for its out-of-pocket costs incurred in connection with this Agreement.

The Fund agrees promptly to reimburse the Sub-Administrator for any equipment and supplies specially ordered by or for the Fund through the Sub-Administrator and for any other expenses not contemplated by this Agreement that the Sub-Administrator may incur on the Fund’s behalf at the Fund’s request or with the Fund’s consent.

The Fund will bear all expenses that are incurred in its operation and not specifically assumed by the Sub-Administrator. Expenses to be borne by the Fund, include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Fund’s Charter Documents, proxy materials and other reports and materials prepared by the Sub-Administrator under this Agreement); cost of any services contracted for by the Fund directly from parties other than the Sub-Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Fund; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of Shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation, printing and mailing of any proxy materials; costs incidental to board meetings, including fees and expenses of Directors; the salary and expenses of any officer, director or employee of the Fund; costs incidental to the preparation, printing and distribution of Shareholder reports; cost of preparation and filing of the Fund’s tax returns, if any, and all notices, registrations and amendments, if any, associated with applicable tax and securities laws; all applicable registration fees and filing fees required under applicable tax and securities laws; fidelity bond and directors’ and officers’ liability insurance; and costs of independent pricing services used in computing the Fund’s net asset value.

Section 20. CONFIDENTIALITY.

The Sub-Administrator agrees on behalf of itself and its employees to treat confidentially all records and other information related to the Fund, except where required to be disclosed by law or where the Sub-Administrator has determined that such disclosure is necessary for the protection of its interests or has received the prior written consent of the Fund, which consent shall not be unreasonably withheld. Unless otherwise restricted or prohibited in any way, the Administrator will provide notice to the Fund prior to any disclosure made pursuant to this Section 20.

Section 21. ERISA MATTERS.

The Fund hereby covenants and agrees during the term of this Agreement that (i) the aggregate interest in any class of shares of the Fund held by benefit plan investors (as such term is interpreted under The Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) shall not at any time equal or exceed 25% of the outstanding shares of such class without the prior written consent of the Sub-Administrator and (ii) the Fund shall not, without the prior written consent of the Sub-Administrator, permit the assets of the Fund to be deemed assets of an employee benefit plan which is subject to ERISA. Upon written notice, the Sub-Administrator shall be entitled to terminate this Agreement, effective immediately, in the event that this Section 21 is breached by the Fund.

Section 22. NOTICES.

All notices shall be in writing and shall be deemed given when delivered in person, by facsimile, by overnight delivery through a commercial courier service, or by registered or certified mail, return receipt requested. Notices shall be addressed to each party at its address set forth below, or such other address as the recipient may have specified by earlier notice to the sender.

If to the Sub-Administrator:	STATE STREET CAYMAN TRUST COMPANY, LTD.
P.O. Box 31113
45 Market Street, Suite #3206A
Gardenia Court, Camana Bay
Grand Cayman, KY1-1205
Cayman Islands
	Attention:	[ ]
	Telephone:	(345) 949-6644
	Facsimile:	(345) 949-3181

with a copy to:	STATE STREET BANK AND TRUST COMPANY
Two Avenue de LaFayette
Boston, MA 02111
	Attention:	Jeff Mihalchik
	Telephone:	617-662-1780
Telecopy:

If to the Administrator:	NATIXIS ASSET MANAGEMENT ADVISORS, L.P.
399 Boylston Street
Boston, MA 02116
	Attention:	President

With a copy to: General Counsel

	Telephone:	617-449-2810
	Telecopy:	617-369-9632

If to the Fund:	ASG DIVERSIFYING STRATEGIES CAYMAN FUND LTD.
Walkers
Walker House
87 Mary Street
George Town, Grand Cayman KY1-9001
Cayman Islands

Section 23. ASSIGNMENT; SUCCESSORS.

This Agreement shall not be assigned by either party without the prior written consent of the other party, except that either party may assign its rights and obligations hereunder to a party controlling, controlled by, or under common control with such party.

Section 24. ENTIRE AGREEMENT.

This Agreement (including all schedules and attachments hereto) constitutes the entire Agreement between the parties with respect to the subject matter hereof.

Section 25. AMENDMENTS.

No amendment to this Agreement shall be effective unless it is in writing and signed by a duly authorized representative of each party. The term “Agreement”, as used herein, includes all schedules and attachments hereto and any future written amendments, modifications, or supplements made in accordance herewith.

Section 26. HEADINGS NOT CONTROLLING.

Headings used in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement.

Section 27. SURVIVAL.

All provisions regarding indemnification, warranty, liability and limits thereon shall survive following the expiration or termination of this Agreement.

Section 28. SEVERABILITY.

In the event any provision of this Agreement is held illegal, void or unenforceable, the balance shall remain in effect.

Section 29. COUNTERPARTS.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute but one and the same Agreement.

Section 30. GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands.

[Remainder of Page Intentionally Blank]

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

STATE STREET CAYMAN TRUST COMPANY, LTD.

By:	/s/ Shirley May Jackson
	Name:	Shirley May Jackson
	Title:	Assistant Secretary

ASG DIVERSIFYING STRATEGIES CAYMAN FUND LTD.

By:	/s/ Ronan Guilfoyle
	Its:	Ronan Guilfoyle
Director

NATIXIS ASSET MANAGEMENT ADVISORS, L.P.

By:	/s/ Coleen Downs Dinneen
	Its:	EVP & General Counsel

SCHEDULE A

REQUIRED INFORMATION	RESPONSIBLE PARTY
Portfolio Trade Authorizations	Investment Manager
Currency Transactions	Investment Manager
Cash Transaction Report	Custodian
Portfolio Prices	Third Party Vendors/Investment Manager
Exchange Rates	Third Party Vendors/Investment Manager
Dividend/Distribution Schedule	Administrator
Dividend/Distribution Declaration	Board of Directors
Dividend Reconciliation/Confirmation	Transfer Agent
Corporate Actions	Third Party Vendors/Custodian
Capital Stock Activity Report	Transfer Agent
Service Provider Fee Schedules	Administrator
Amortization Policy	Administrator
Accounting Policy/Complex Investments	Administrator
Audit Management Letter	Auditor
Annual Shareholder Letter	Investment Manager/Administrator
Annual/Quarterly Reports	Investment Manager/Sub-Administrator

EXHIBIT B

SUB-ADMINISTRATIVE SERVICES AGREEMENT

July 27, 2009

by and between

ASG DIVERSIFYING STRATEGIES CAYMAN FUND LTD.

(the “Fund”);

NATIXIS ASSET MANAGEMENT ADVISORS, L.P. (the “Administrator”)

and

STATE STREET CAYMAN TRUST COMPANY, LTD.

(the “Sub-Administrator”)

Pursuant to the terms of the Sub-Administrative Services Agreement, the Fund and the Administrator have directed the Sub-Administrator to, inter alia, calculate the net asset value of the Fund and to perform certain other accounting services in accordance with the Charter Documents of the Fund (as such term is defined therein). The Fund and the Administrator hereby authorize and instruct the Sub-Administrator to utilize the pricing sources specified on the attached forms as sources for securities prices in calculating the net asset value of the Fund and acknowledge and agree that the Sub-Administrator shall have no liability for any incorrect data provided by pricing sources selected by the Fund, the Administrator or otherwise authorized by Proper Instructions (as such term is defined in the Sub-Administrative Services Agreement), except as may arise from the Sub-Administrator’s lack of reasonable care in performing the agreed-upon tolerance checks as to the data furnished and calculating the net asset value of the Fund in accordance with the data furnished and the Sub-Administrator’s performance of the agreed-upon tolerance checks.

ASG DIVERSIFYING STRATEGIES CAYMAN FUND LTD.

By:	/s/ Ronan Guilfoyle
	Title:	Director

	Date:	July 28, 2009

NATIXIS ASSET MANAGEMENT ADVISORS, L.P.

By:	/s/ Coleen Downs Dinneen
	Title:	EVP & General Counsel

	Date:	July 27, 2009

REMOTE ACCESS SERVICES ADDENDUM TO SUB-ADMINISTRATIVE SERVICES AGREEMENT BETWEEN ASG DIVERSIFYING STRATEGIES CAYMAN FUND LTD., NATIXIS ASSET MANAGEMENT ADVISORS, L.P. (collectively, “you” or the “Customer”) AND STATE STREET CAYMAN TRUST COMPANY, LTD.

Unless otherwise indicated, capitalized terms used in this Addendum shall have the meanings given to them in the Administrative Services Agreement.

State Street Bank and Trust Company and its direct and indirect subsidiaries (collectively referred to in this Addendum as “State Street”) has developed and/or utilizes proprietary or third party accounting and other systems in conjunction with the services that State Street provides to you. In this regard, State Street maintains certain information in databases under State Street ownership and/or control that State Street makes available to customers (the “Remote Access Services”).

The Services

State Street agrees to provide you, the Customer, and your designated investment advisors, consultants or other third parties who agree to abide by the terms of this Addendum (“Authorized Designees”) with access to State Street proprietary and third party systems as may be offered by State Street from time to time (each, a “System”) on a remote basis.

Security Procedures

You agree to comply, and to cause your Authorized Designees to comply, with remote access operating standards and procedures and with user identification or other password control requirements and other security devices and procedures as may be issued or required from time to time by State Street or its third party vendors for use of the System and access to the Remote Access Services. You are responsible for any use and/or misuse of the System and Remote Access Services by your Authorized Designees. You agree to advise State Street immediately in the event that you learn or have reason to believe that any person to whom you have given access to the System or the Remote Access Services has violated or intends to violate the terms of this Addendum and you will cooperate with State Street in seeking injunctive or other equitable relief. You agree to discontinue use of the System and Remote Access Services, if requested, for any security reasons cited by State Street and State Street may restrict access of the System and Remote Access Services by you or any Authorized Designee for security reasons or noncompliance with the terms of this Addendum at any time.

Fees

Fees and charges for the use of the System and the Remote Access Services and related payment terms shall be as set forth in the RAA Fee Schedule in effect from time to time between the parties (the “RAA Fee Schedule”). You shall be responsible for any tariffs, duties or taxes imposed or levied by any government or governmental agency by reason of the transactions contemplated by this Addendum, including, without limitation, federal, state and local taxes, use, value added and personal property taxes (other than income, franchise or similar taxes which may be imposed or assessed against State Street). Any claimed exemption from such tariffs, duties or taxes shall be supported by proper documentary evidence delivered to State Street.

Proprietary Information/Injunctive Relief

The System and Remote Access Services described herein and the databases, computer programs, screen formats, report formats, interactive design techniques, formulae, processes, systems, software, knowhow, algorithms, programs, training aids, printed materials, methods, books, records, files, documentation and other information made available to you by State Street as part of the Remote Access Services and through the use of the System and all copyrights, patents, trade secrets and other proprietary and intellectual property rights of State Street and third party vendors related thereto are the exclusive, valuable and confidential proprietary property of State Street and its relevant licensors and third party vendors (the “Proprietary Information”). You agree on behalf of yourself and your Authorized Designees to keep the Proprietary Information confidential and to limit access to your employees and Authorized Designees (under a similar duty of confidentiality) who require access to the System for the purposes intended. The foregoing shall not apply to Proprietary Information in the public domain or required by law to be made public.

You agree to use the Remote Access Services only in connection with the proper purposes of this Addendum. You will not, and will cause your employees and Authorized Designees not to, (i) permit any third party to use the System or the Remote Access Services, (ii) sell, rent, license or otherwise use the System or the Remote Access Services in the operation of a service bureau or for any purpose other than as expressly authorized under this Addendum, (iii) use the System or the Remote Access Services for any fund, trust or other investment vehicle without the prior written consent of State Street, or (iv) allow or cause any information transmitted from State Street’s databases, including data from third party sources, available through use of the System or the Remote Access Services, to be published, redistributed or retransmitted for other than use for or on behalf of yourself, as our Customer.

You agree that neither you nor your Authorized Designees will modify the System in any way, enhance, copy or otherwise create derivative works based upon the System, nor will you or your Authorized Designees reverse engineer, decompile or otherwise attempt to secure the source code for all or any part of the System.

You acknowledge that the disclosure of any Proprietary Information, or of any information which at law or equity ought to remain confidential, will immediately give rise to continuing irreparable injury to State Street or its third party licensors and vendors inadequately compensable in damages at law and that State Street shall be entitled to obtain immediate injunctive relief against the breach or threatened breach of any of the foregoing undertakings, in addition to any other legal remedies which may be available.

Limited Warranties

State Street represents and warrants that it is the owner of and/or has the right to grant access to the System and to provide the Remote Access Services contemplated herein. Because of the nature of computer information technology, including but not limited to the use of the Internet, and the necessity of relying upon third party sources and data and pricing information obtained from third parties, the System and Remote Access Services are provided “AS IS” without warranty express or implied including as to availability of the System, and you and your Authorized Designees shall be solely responsible for the use of the System and Remote Access Services and investment decisions, results obtained, regulatory reports and statements produced using the Remote Access Services. State Street and its relevant licensors and third party vendors will not be liable to you or your Authorized Designees for any direct or indirect, special, incidental, punitive or consequential damages arising out of or in any way connected with the System or the Remote Access Services, nor shall any party be responsible for delays or nonperformance under this Addendum arising out of any cause or event beyond such party’s control.

EXCEPT AS EXPRESSLY SET FORTH IN THIS ADDENDUM, STATE STREET FOR ITSELF AND ITS RELEVANT LICENSORS AND THIRD PARTY VENDORS EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES CONCERNING THE SYSTEM AND THE SERVICES TO BE RENDERED HEREUNDER, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Infringement

State Street will defend or, at our option, settle any claim or action brought against you to the extent that it is based upon an assertion that access to or use of State Street proprietary systems by you under this Addendum constitutes direct infringement of any United States patent or copyright or misappropriation of a trade secret, provided that you notify State Street promptly in writing of any such claim or proceeding and cooperate with State Street in the defense of such claim or proceeding and allow State Street sole control over such claim or proceeding. Should the State Street proprietary system or any part thereof become, or in State Street’s opinion be likely to become, the subject of a claim of infringement or the like under any applicable patent, copyright or trade secret laws, State Street shall have the right, at State Street’s sole option, to (i) procure for you the right to continue using the State Street proprietary system, (ii) replace or modify the State Street proprietary system so that the State Street proprietary system becomes noninfringing, or (iii) terminate this Addendum without further obligation. This section constitutes the sole remedy available to you for the matters described in this section.

Termination

Either party may terminate this Addendum (i) for any reason by giving the other party at least one-hundred and eighty (180) days’ prior written notice in the case of notice of termination by State Street to you or thirty (30) days’ notice in the case of notice from you to State Street of termination, or (ii) immediately for failure of the other party to comply with any material term and condition of the Addendum by giving the other party written notice of termination. This Addendum shall in any event terminate within ninety (90) days after the termination of any service agreement applicable to you. Your use of any third party System is contingent upon your compliance with any terms and conditions of use of such System imposed by such third party and State Street’s continued access to, and use of, such third party System. In the event of termination, you will return to State Street all copies of documentation and other confidential information in your possession or in the possession of your Authorized Designees and immediately cease access to the System and Remote Access Services. The foregoing provisions with respect to confidentiality and infringement will survive termination for a period of three (3) years.

Miscellaneous

This Addendum constitutes our entire understanding with respect to access to the System and the Remote Access Services. This Addendum cannot be modified or altered except in a writing duly executed by both of us and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.